UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2024

BIO-key International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13463 (Commission File Number)	41-1741861 (IRS Employer Identification No.)

101 Crawfords Corner Road
Suite 4116
Holmdel, NJ 07733
(Address of principal executive offices)

(732) 359-1100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BKYI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01  Entry into a Material Definitive Agreement.

On September 12, 2024, BIO-key International, Inc. (the “Company”) entered into a warrant exercise agreement (the “Warrant Exercise Agreement”) with an existing accredited investor (the “Investor”) to exercise certain outstanding warrants to purchase an aggregate of 1,030,556 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), originally issued to the Investor on October 31, 2023, having an original exercise price of $3.15 per share (the “Existing Warrants”). The issuance of the shares of Common Stock underlying the Existing Warrants were registered pursuant to the registration statements on Form S-1 (File No. 333-275003) (the “Registration Statement”).

In consideration for the immediate exercise of the Existing Warrants, the exercising holder received new unregistered Series A warrants to purchase up to an aggregate of 1,030,556 shares of the Company’s common stock (the “New Series A Warrants”) and new unregistered Series B warrants to purchase up to an aggregate of 1,030,556 shares of the Company’s common stock (the “New Series B Warrants”, and together with the New Series A Warrants, the “New Warrants”), and the Company also agreed to reduce the exercise price of the Existing Warrants to $1.85 per share.

The New Warrants have substantially the same terms, are immediately exercisable at an exercise price of $1.85 per share,and will expire five years from the date of issuance. The Company agreed to file a resale registration statement covering the resale of the shares of Common Stock issuable upon exercise of the New Warrants with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable (and in any event within 30 calendar days) after the date of the Warrant Exercise Agreement, and to use commercially reasonable efforts to have such Resale Registration Statement declared effective by the SEC within 60 calendar days following the date of the Warrant Exercise Agreement (or within 90 calendar days following the date of the Warrant Exercise Agreement in case of a “full review” of such registration statement by the SEC). The New Warrants each include a beneficial ownership limitation that prevents the investor from owning more than 4.99% of the Company’s outstanding common stock at any time.

The gross proceeds to the Company from the exercise of the Existing Warrants was approximately $1.9 million, prior to deducting placement agent fees and estimated offering expenses. The closing of the offering occurred on September 13, 2024. The Company intends to use the net proceeds for working capital and general corporate purposes, including repayment of a portion of the Company’s outstanding secured note.

Maxim Group LLC (“Maxim”) acted as the exclusive placement agent to the Company pursuant to a Placement Agency Agreement between the Company and Maxim, dated September 12, 2024. As compensation for such services, the Company agreed to pay Maxim an aggregate cash fee equal to 6.0% of the gross proceeds received by the Company from the exercise of the Existing Warrants.

The foregoing descriptions of the Warrant Exercise Agreement and the New Warrants are not complete and are qualified in their entirety by reference to the full text of the form of warrant exercise agreement and the forms of the New Series A Warrant and New Series B Warrant, copies of which are attached hereto as Exhibits 10.1, 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 3.02  Unregistered Sale of Equity Securities.

The information in Item 1.01 above is incorporated herein by reference. The New Warrants were issued solely to accredited investors in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The New Warrants and the shares of common stock issuable upon the exercise thereof have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements.

This report shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Item 7.01  Regulation FD Disclosure.

On September 12, 2024, the Company issued a press release announcing the entry into the Warrant Exercise Agreement.

Item 9.01  Financial Statements and Exhibits.

 (d) Exhibits.

Exhibit No.	Description
4.1	Form of Series A Common Stock Purchase Warrant (filed herewith)
4.2	Form of Series B Common Stock Purchase Warrant (filed herewith)
10.1	Form of Warrant Exercise Agreement, dated September 12, 2024, by and between BIO-key International, Inc. and the Investor (filed herewith)
99.1	Press Release dated September 12, 2024 (furnished herewith)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-KEY INTERNATIONAL, INC.
Date: September 16, 2024
	By:	/s/ Cecilia C. Welch
Cecilia C. Welch
Chief Financial Officer